Exhibit 10.9(1)
AMENDED AND RESTATED
EXECUTIVE EMPLOYMENT AGREEMENT
BETWEEN
EDUCATION REALTY TRUST, INC.
AND
THOMAS TRUBIANA
October 29, 2008

AMENDED AND RESTATED EMPLOYMENT AGREEMENT
THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) by and between EDUCATION REALTY TRUST, INC., a Maryland corporation (the “Company”), and THOMAS TRUBIANA (“Executive” and, together with the Company, the “Parties”) is effective as of October 29, 2008 (the “Effective Date”).
WHEREAS, Executive has been and currently is engaged by the Company to serve as its Senior Vice-President and Chief Investment Officer;
WHEREAS, Executive’s position is a position of trust and responsibility with access to Trade Secrets (defined below), Confidential Information (defined below) and information concerning Employees (defined below) and Customers (defined below) of the Company;
WHEREAS, Trade Secrets, Confidential Information and the relationships between the Company and each of its Employees and Customers are valuable assets of the Company and may not be used for any purpose other than the Company’s Business (defined below);
WHEREAS, Executive acknowledges that if Executive were to perform services for a competitor during the Restricted Period (defined below), it would be inevitable that Executive would disclose the Company’s Trade Secrets and Confidential Information;
WHEREAS, the Executive is currently employed by the Company pursuant to the terms of an employment agreement between the Company and the Executive dated as of January 1, 2008 (the “Prior Agreement”);
WHEREAS, the Company desires to continue such employment relationship and enter into this Agreement, which will supersede the Prior Agreement and set forth the terms and conditions under which the Executive will continue to serve the Company;
WHEREAS, the Executive wishes to continue his employment with the Company on the terms and conditions set forth herein; and
WHEREAS, the Company has agreed to employ Executive in exchange for Executive’s compliance with the terms of this Agreement.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1. Definitions. For purposes of this Agreement, all initially capitalized words and phrases used in this Agreement have the following meanings:
“Affiliate” shall mean, with respect to any individual or entity, any other individual or entity who, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such individual or entity.
“Agreement” shall have the meaning set forth in the introductory paragraph above.

“Application” shall have the meaning set forth in Section 9.
“Base Salary” shall have the meaning set forth in Section 4(a).
“Board” shall mean the Board of Directors of the Company.
“Bonus” shall have the meaning set forth in Section 4(b).
“Business” shall mean the business of developing, owning and managing student housing communities, providing third-party management services for student housing communities and providing third-party development consulting services for student housing communities.
“Cause” shall mean that Executive has (a) continually failed to substantially perform, or been grossly negligent in the discharge of, his duties to the Company (in any case, other than by reason of a Disability, physical or mental illness or analogous condition); (b) been convicted of or pled nolo contendere to a felony or a misdemeanor with respect to which fraud or dishonesty is a material element; or (c) materially breached any material Company policy or agreement with the Company.
“Change of Control” shall mean the first of the following events to occur after the Effective Date:
(a) any Person or group of Persons together with its Affiliates, but excluding (i) the Company or any of its Subsidiaries, (ii) any employee benefit plans of the Company or (iii) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes, directly or indirectly, the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities (not including in the securities beneficially owned by such Person any securities acquired directly from the Company);
(b) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the Effective Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended;
(c) the consummation of a merger or consolidation of the Company or any direct or indirect Subsidiary of the Company with any other corporation or entity regardless of which entity is the survivor, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company, such surviving entity or any parent thereof outstanding immediately after such merger or consolidation;

(d) the stockholders of the Company approve a plan of complete liquidation or winding-up of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; or
(e) the occurrence of any transaction or series of transactions deemed by the Board to constitute a change in control of the Company.
Notwithstanding the foregoing, (i) a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions, and (ii) a “Change of Control” shall not occur for purposes of this Agreement as a result of any primary or secondary offering of Company common stock to the general public through a registration statement filed with the Securities and Exchange Commission.
“Code” means the Internal Revenue Code of 1986, as amended.
“Committee” shall have the meaning set forth in Section 4(a).
“Company” shall have the meaning set forth in the introductory paragraph above.
“Confidential Information” means (a) information of the Company or any Subsidiary thereof, to the extent not considered a Trade Secret under applicable law, that (i) relates to the Business of the Company or any Subsidiary thereof; (ii) possesses an element of value to the Company or any Subsidiary thereof; (iii) is not generally known to the Company’s competitors; and (iv) would damage the Company, or any Subsidiary thereof, if disclosed, and (b) information of any third party provided to the Company which the Company is obligated to treat as confidential. Confidential Information includes, but is not limited to, future business plans, the composition, description, schematic or design of products, future products or equipment of the Company or any Subsidiary thereof, communication systems, audio systems, system designs and related documentation, advertising or marketing plans, information regarding independent contractors, Employees, clients and Customers of the Company or any Subsidiary thereof, and information concerning the Company’s financial structure and methods and procedures of operation. Confidential Information shall not include any information that is or becomes generally available to the public other than as a result of an unauthorized disclosure, has been independently developed and disclosed by others without violating this Agreement or the legal rights of any party or otherwise enters the public domain through lawful means.

“Contact” means any interaction between Executive and a Customer which (a) takes place in an effort to establish, maintain and/or further a business relationship on behalf of the Company, or any Subsidiary thereof, and (b) occurs during the last year of Executive’s employment with the Company (or during Executive’s employment if employed less than one (1) year).
“Customer” means any person or entity to whom the Company, or any Subsidiary thereof, has sold or has solicited to sell its products or services.
“Defense Costs” has the meaning set forth in Section 13.
“Disability” means a physical or mental condition entitling the Executive to benefits under the applicable long-term disability plan of the Company or any its Subsidiaries, or if no such plan exists, a “permanent and total disability” (within the meaning of Section 22(e)(3) of the Code) or as determined by the Company in accordance with applicable laws.
“Duties” means, solely for purposes of Section 8 of this Agreement, identifying and executing the Company’s investment strategy including underwriting property acquisition and development opportunities, structuring, negotiating and closing property transactions, and assisting with the integration of new properties into the Company’s portfolio.
“Effective Date” shall have the meaning set forth in the introductory paragraph above.
“Employee” means any person who (a) is employed by the Company, or any Subsidiary thereof, at the time Executive’s employment with the Company terminates; (b) was employed by the Company, or any Subsidiary thereof, during the last year of Executive’s employment with the Company (or during Executive’s employment if employed less than one (1) year); or (c) is employed by the Company, or any Subsidiary thereof, during the Restricted Period.
“Employment Period” shall have the meaning set forth in Section 3(a).
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Executive” shall have the meaning set forth in the introductory paragraph above.
“Good Reason” means (a) an adverse diminution in Executive’s title, duties or responsibilities (provided, however, that a requirement to utilize skills in addition to those utilized in Executive’s current position, and/or a change in title and/or direct reports to reflect the organizational structure of the successor entity following a Change of Control, shall not in and of itself be considered an “adverse diminution” as contemplated by this subsection (a)); (b) a reduction of ten percent (10%) or more in Executive’s annual Base Salary; (c) a reduction of ten percent (10%) or more in Executive’s annual target bonus opportunity (including the failure to pay any bonus earned for any year in which a Change of Control occurs pursuant to the terms of any applicable plan or arrangement in effect prior to such Change of Control); or (d) the relocation of Executive’s principal place of employment to a location more than fifty (50) miles from Executive’s principal place of employment, except for required travel on the Company’s business to an extent substantially consistent with Executive’s historical business travel obligations. Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder, provided that Executive provides the Company with a written notice of resignation within ninety (90) days following the occurrence of the event constituting Good Reason and the Company shall have failed to remedy such act or omission within thirty (30) days following its receipt of such notice.

“Incentive Plan” means the Company’s 2004 Incentive Plan, as amended from time to time.
“Licensed Materials” means any materials that Executive utilizes for the benefit of the Company (or any Subsidiary thereof), or delivers to the Company or the Company’s Customers, which (a) do not constitute Work Product, (b) are created by Executive or of which Executive is otherwise in lawful possession and (c) Executive may lawfully utilize for the benefit of, or distribute to, the Company or the Company’s Customers.
“Parties” shall have the meaning set forth in the introductory paragraph above.
“Person” shall mean a “person” as defined in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (a) the Company (or any Subsidiary thereof), (b) a trustee or other fiduciary holding securities under an employee benefit plan of the Company, (c) an underwriter temporarily holding securities pursuant to an offering of such securities, or (d) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.
“Prior Agreement” shall have the meaning set forth in the recitals above.
“Renewal Period” shall have the meaning set forth in Section 3(b).
“Restricted Period” means the period of time encompassing Executive’s employment with the Company and one (1) year after termination of Executive’s employment with the Company.
“Separation Conditions” shall have the meaning set forth in Section 6(c).
“Subsidiary” means a corporation, partnership or other entity of which a majority of the voting interests of such corporation, partnership or other entity are at the time owned directly or indirectly through one or more intermediaries or Subsidiaries, or both, by the Company.
“Territory” means the continental United States.
“Trade Secrets” means information of the Company (or any Subsidiary thereof), and its licensors, suppliers, clients and Customers, without regard to form, including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans or a list of actual or potential Customers or suppliers which is not commonly known by or available to the public and which information (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

“Without Cause” which shall mean any termination of employment by the Company which is not defined in Section 5(a) through Section 5(g) of this Agreement.
“Work Product” means (a) any data, databases, materials, documentation, computer programs, inventions (whether or not patentable), designs and/or works of authorship, including but not limited to, discoveries, ideas, concepts, properties, formulas, compositions, methods, programs, procedures, systems, techniques, products, improvements, innovations, writings, pictures, audio, video, images of Executive and artistic works, and (b) any subject matter protected under patent, copyright, proprietary database, trademark, trade secret, rights of publicity, confidential information or other property rights, including all worldwide rights therein, that is or was conceived, created or developed in whole or in part by Executive while employed by the Company and that either (i) is created within the scope of Executive’s employment; (ii) is based on, results from or is suggested by any work performed within the scope of Executive’s employment and is directly or indirectly related to the Business of the Company or a line of business that the Company may reasonably be interested in pursuing; (iii) has been or will be paid for by the Company; or (iv) was created or improved in whole or in part by using the Company’s time, resources, data, facilities or equipment.
2. Employment and Duties.
(a) The Company shall employ Executive as Senior Vice-President and Chief Investment Officer. Executive shall perform all duties that are consistent with Executive’s position and that may otherwise be assigned to Executive by the Company from time to time. Executive shall report directly to the Chief Executive Officer or any other executive designated by the Board from time to time.
(b) Executive agrees to (i) devote all necessary working time required of Executive’s position; (ii) devote Executive’s best efforts, skill and energies to promote and advance the Business and/or interests of the Company and its Subsidiaries; and (iii) fully perform Executive’s obligations under this Agreement.
(c) During Executive’s employment, Executive shall not render services to any other entity, regardless of whether Executive receives compensation, without the prior written consent of the Company. Executive may, however, (i) engage in community, charitable and educational activities; (ii) manage Executive’s personal investments; and (iii) with the prior written consent of the Board (or a designated committee thereof), serve on corporate boards or committees, provided that such activities do not conflict or interfere with the performance of Executive’s obligations under this Agreement or conflict with the interests of the Company.
(d) Executive agrees to comply with the policies and procedures of the Company as may be adopted and changed from time to time, including those described in the Company’s employee handbook, Code of Business Conduct and Ethics and other policies set forth by the Company from time to time. If this Agreement conflicts with such policies or procedures, this Agreement will control.
(e) As an officer of the Company, Executive owes a duty of care and loyalty to the Company as well as a duty to perform such duties in a manner that is in the best interests of the Company.

3. Term.
(a) The term of this Agreement shall be for a period of three (3) years, beginning on the effective date of the Prior Agreement and ending on the third anniversary of the effective date of the Prior Agreement (the “Employment Period”).
(b) Upon expiration of the Employment Period, this Agreement will automatically renew for one-year (1) periods (each a “Renewal Period”), unless either Party notifies the other Party, in writing, at least sixty (60) days prior to the end of the Employment Period or the Renewal Period that this Agreement will not be renewed. Each Renewal Period shall be included in the definition of “Employment Period” for purposes of this Agreement.
(c) If either Party sends a notice of such Party’s intent not renew this Agreement in accordance with Section 3(b), Executive’s employment will either (i) terminate; or (ii) convert to an at-will relationship, meaning that Executive may terminate Executive’s employment with the Company at any time and for any reason whatsoever simply by notifying the Company and that the Company may terminate Executive’s employment at any time with or without cause or advance notice.
(d) If this Agreement is not renewed and Executive’s employment converts to an at-will relationship, then (i) the period in which Executive continues to be employed with the Company shall not be included in the definition of “Employment Period” for purposes of this Agreement and (ii) this Agreement will no longer be in effect, provided, however, that the restrictive covenants applicable to and all post-termination obligations of Executive contained in Section 8 of this Agreement shall survive termination of this Agreement.
4. Compensation.
(a) During the Employment Period, the Company will pay to Executive an annual base salary (“Base Salary”) as determined from time to time by the Compensation Committee of the Board (the “Committee”), minus applicable withholdings, payable in accordance with the Company’s normal payroll practices. Executive’s Base Salary will be adjusted annually at the discretion of the Committee based upon the performance of Executive and the Company.
(b) During the Employment Period, Executive will be eligible to receive an annual bonus targeted at one hundred percent (100%) of Base Salary if, as determined by the Committee in its sole discretion, Executive meets certain criteria established from year to year by the Committee (the “Bonus”). Executive will not receive any Bonus if Executive does not meet such criteria. The Bonus will be subject to all applicable withholdings and will be paid between January 1 and March 15 of the year following the end of the year in which the Bonus was earned, unless otherwise provided herein.

(c) During the Employment Period, Executive shall be eligible to participate in all benefit plans in effect for executives and Employees of the Company, subject to the terms and conditions of such plans.
(d) In connection with the employment agreement between the Company and the Executive dated March 1, 2005 (the “Original Agreement”), as amended by the Prior Agreement, the Executive is eligible to receive an award of 4,000 shares of the Company’s common stock, for each year commencing after the Effective Date and ending two (2) years after the Effective Date of this Agreement, provided that the Executive achieves certain performance criteria established year-to-year by the Company’s President for the applicable year, as determined by the President. Such shares will be fully vested upon grant and will come from the shares reserved for issuance pursuant to the Incentive Plan. The parties agree that the intent of this section is to incorporate the Executive’s right to receive the remaining shares available pursuant to the terms described in Paragraph 3D of the Original Agreement.
(e) During the Employment Period, Executive shall be entitled to four (4) weeks of paid vacation per calendar year.
(f) During the Employment Period, Executive shall be entitled to receive all other fringe benefits available to executives of the Company.
(g) During the Employment Period, the Company will reimburse Executive for all approved business expenses incurred by Executive in the performance of Executive’s duties under this Agreement in accordance with the policies and procedures of the Company.
5. Termination. This Agreement may be terminated by any of the following events:
(a) Either Party sends notice in accordance with Section 3(b) of such Party’s intent not to renew the Agreement;
(b) Mutual written agreement between Executive and the Company at any time;
(c) Executive’s death;
(d) Executive’s Disability which renders Executive unable to perform the essential functions of Executive’s job even with reasonable accommodation;
(e) By the Company for Cause;
(f) By Executive for Good Reason;
(g) Resignation by Executive without Good Reason; or
(h) Without Cause, which shall mean any termination of employment by the Company which is not defined in Section 5(a) through Section 5(g) above.

6. Company’s Post-Termination Obligations.
(a) If this Agreement terminates for the reasons set forth in Section 5(a), Section 5(b), Section 5(c), Section 5(d), Section 5(e) or Section 5(g) above, then the Company will pay Executive (i) all accrued but unpaid wages, based on Executive’s then current Base Salary, through the termination date; (ii) all approved, but unreimbursed, business expenses, provided that a request for reimbursement of business expenses is submitted in accordance with the Company’s policies and submitted within five (5) business days of Executive’s termination date; (iii) solely in the event this Agreement is terminated pursuant to Section 5(a), all earned and accrued but unpaid bonuses, but only if Executive was employed for the entire annual Bonus period; (iv) solely in the event this Agreement is terminated pursuant to either Section 5(c) or Section 5(d) during an annual Bonus period, all earned and accrued but unpaid bonuses prorated to the date of Executive’s death or Disability; and (v) solely in the event this Agreement is terminated pursuant to either Section 5(c) or Section 5(d), any COBRA continuation coverage premiums required for the coverage of Executive and Executive’s eligible dependents under the Company’s major medical group health plan for a period of up to twelve (12) months (or, if less, the period that Executive and Executive’s eligible dependents are entitled to under the applicable provisions of COBRA), provided, however, that Executive and Executive’s eligible dependents shall be solely responsible for any requirements which must be satisfied or actions that must be taken in order to obtain such COBRA continuation coverage other than the payment of COBRA premiums. The Company shall have no other obligations to Executive, including under any provision of this Agreement, Company policy or otherwise; however, Executive shall continue to be bound by Section 8 and all other post-termination obligations to which Executive is subject, including, but not limited to, the obligations contained in this Agreement.
(b) If this Agreement terminates for any of the reasons set forth in Section 5(f) or Section 5(h) above, then the Company will pay Executive (i) all accrued but unpaid wages through the termination date, based on Executive’s then current Base Salary; (ii) a separation payment equal to twelve (12) months of Executive’s then current Base Salary, to be paid over a period of twelve (12) months in accordance with the Company’s regular payroll practices; (iii) all accrued but unpaid vacation through the termination date, based on Executive’s then current Base Salary; (iv) all approved, but unreimbursed, business expenses, provided that a request for reimbursement of business expenses is submitted in accordance with the Company’s policies and submitted within five (5) business days of Executive’s termination date; (v) all earned and accrued but unpaid bonuses; and (vi) any COBRA continuation coverage premiums required for the coverage of Executive and Executive’s eligible dependents under the Company’s major medical group health plan for a period of up to twelve (12) months (or, if less, the period that Executive and Executive’s eligible dependents are entitled to under the applicable provisions of COBRA), provided, however, that Executive and Executive’s eligible dependents shall be solely responsible for any requirements which must be satisfied or actions that must be taken in order to obtain such COBRA continuation coverage other than the payment of COBRA premiums. Except as set forth in this Section 6(b), the Company shall have no other obligations to Executive.

(c) The Company’s obligation to provide the payments set forth in Section 6(b) above shall be conditioned upon the following (the “Separation Conditions”):
(i) Executive’s (or, in the case of Executive’s death or Disability, the Executive’s estate or trustee, as applicable) execution and non-revocation of a separation agreement in a form prepared by the Company, which will include a general release from liability so that Executive will release the Company and its Subsidiaries from any and all liability and claims of any kind as permitted by law; and
(ii) Executive’s compliance with the restrictive covenants (Section 8) and all post-termination obligations, including, but not limited to, the obligations contained in this Agreement.
(d) If Executive does not execute an effective separation agreement as set forth in Section 6(c) above, the Company will not provide any payments or benefits to Executive under Section 6(b). The Company’s obligation to make the separation payments set forth in Section 6(b) shall terminate immediately upon any breach by Executive of any post-termination obligations to which Executive is subject.
7. Change of Control.
(a) Notwithstanding anything to the contrary in the Incentive Plan or award agreement, upon a Change of Control, all of Executive’s outstanding unvested equity-based awards (including stock options and restricted stock) granted pursuant to the Incentive Plan and any of the remaining shares that may be granted pursuant to Section 4(d) that have not yet been granted, shall vest and become immediately exercisable and unrestricted, without any action by the Board or any committee thereof.
(b) Notwithstanding the provisions of Section 6, if, within one (1) year following a Change of Control, the Company terminates Executive’s employment Without Cause pursuant to Section 5(h), or Executive resigns for Good Reason, then the Company will pay Executive the following amounts:
(i) all accrued but unpaid wages through the termination date, based on Executive’s then current Base Salary;
(ii) a separation payment equal to two times (2x) the sum of (A) Executive’s then current Base Salary, and (B) Executive’s average Bonus for the two (2) year period prior to the Change of Control, which separation payment shall be paid within thirty (30) days of Executive’s termination date;
(iii) a payment for all earned and accrued but unpaid bonuses;

(iv) a payment for all approved, but unreimbursed, business expenses, provided that a request for reimbursement of business expenses is submitted in accordance with the Company’s policies and submitted within five (5) business days of Executive’s termination date; and
(v) payment of any COBRA continuation coverage premiums required for the coverage of Executive and Executive’s eligible dependents under the Company’s major medical group health plan for a period of up to eighteen (18) months (or, if less, the period that Executive and Executive’s eligible dependents are entitled to under the applicable provisions of COBRA), provided, however, that Executive and Executive’s eligible dependents shall be solely responsible for any requirements which must be satisfied or actions that must be taken in order to obtain such COBRA continuation coverage other than the payment of COBRA premiums. The payments and benefits set forth in this Section 7 shall be provided to Executive in lieu of any benefits to which Executive may be entitled to receive under Section 6(b) above, provided, however, that Executive’s right to receive the separation payments and benefits set forth in this Section 7 shall be subject to the Separation Conditions set forth in Section 6(c) above. The separation payments and benefits set forth in this Section 7 shall constitute full satisfaction of the Company’s obligations under this Agreement, any Company policy or otherwise.
8. Executive’s Post-Termination Obligations.
(a) Return of Materials. Upon the termination of Executive’s employment for any reason, Executive shall return to the Company all of the Company’s property, including, but not limited to, keys, passcards, credit cards, customer lists, rolodexes, tapes, software, computer files, marketing and sales materials and any other property, record, document or piece of equipment belonging to the Company.
(b) Set-Off. If Executive has any outstanding obligations to the Company upon the termination of Executive’s employment for any reason, Executive hereby authorizes the Company to deduct any amounts owed to the Company from Executive’s final paycheck and/or any amounts that would otherwise be due to Executive, including under Section 6 or Section 7 above.
(c) Non-Disparagement. During Executive’s employment and upon the termination of Executive’s employment with the Company for any reason, Executive shall not make any disparaging or defamatory statements, whether written or verbal, regarding the Company.
(d) Restrictive Covenants. Executive acknowledges that the restrictions contained in this Section 8 are reasonable and necessary to protect the legitimate business interests of the Company and will not impair or infringe upon Executive’s right to work or earn a living after Executive’s employment with the Company terminates.

(e) Trade Secrets and Confidential Information.
(i) Executive represents and warrants that Executive (A) is not subject to any legal or contractual duty or agreement that would prevent or prohibit Executive from performing the duties contemplated by this Agreement or otherwise complying with this Agreement, and (B) is not in breach of any legal or contractual duty or agreement, including any agreement concerning trade secrets or confidential information owned by any other party.
(ii) Executive agrees that Executive will not (A) use, disclose or reverse engineer Trade Secrets or Confidential Information for any purpose other than the Company’s Business, except as authorized in writing by the Company; (B) during Executive’s employment with the Company, use, disclose or reverse engineer (1) any confidential information or trade secrets of any former employer or third party or (2) any works of authorship developed in whole or in part by Executive during any former employment or for any other party, unless authorized in writing by the former employer or third party; or (C) upon Executive’s resignation or termination with the Company (1) retain Trade Secrets or Confidential Information, including any copies existing in any form (including electronic form), which are in Executive’s possession or control or (2) destroy, delete or alter Trade Secrets or Confidential Information without the Company’s prior written consent.
(iii) The obligations under this Section 8 shall remain in effect as long as Trade Secrets and Confidential Information constitute trade secrets or confidential information under applicable law. The confidentiality, property and proprietary rights protections available in this Agreement are in addition to, and not exclusive of, any and all other rights to which the Company is entitled under federal and state law, including, but not limited to, rights provided under copyright laws, trade secret and confidential information laws and laws concerning fiduciary duties.
(f) Non-Competition. During the Restricted Period, Executive agrees that Executive shall not perform services which are substantially similar and/or equivalent to the Duties, individually or on behalf of any person, firm, partnership, association, business organization, corporation or entity engaged in the Business within the Territory. The Parties agree and acknowledge that (i) the periods of restriction and Territory of restriction contained in this Agreement are fair and reasonable in that they are reasonably required for the protection of the Company and that the Territory is the area in which Executive performs services for the Company and (ii) by having access to information concerning Employees and actual or prospective Customers of the Company or any of its Subsidiaries, Executive shall obtain a competitive advantage as to the Company.
(g) Non-Solicitation of Customers. During the Restricted Period, Executive will not, directly or indirectly, solicit any Customer of the Company for the purpose of providing any goods or services competitive with the Business within the Territory. The restrictions set forth in this Section 8(g) apply only to the Customers with whom Executive had Contact.
(h) Non-Recruitment of Employees. During the Restricted Period, Executive will not, directly or indirectly, solicit, recruit or induce any Employee to (i) terminate his or her employment relationship with the Company or any of its Subsidiaries or (ii) work for any other person or entity engaged in the Business.

(i) Post-Employment Disclosure. During the Restricted Period, Executive shall provide a copy of this Agreement to persons and/or entities for whom Executive works or consults as an owner, partner, joint venturer, employee or independent contractor. If, during the Restricted Period, Executive works or consults for another person or entity as an owner, partner, joint venturer, employee or independent contractor, Executive shall provide the Company with such person or entity’s name, the nature of such person or entity’s business, Executive’s job title and a general description of the services Executive will provide.
(j) Resignation. Upon the termination of Executive’s employment with the Company for any reason and upon the request of the Company, Executive shall deliver to the Company a written resignation from all offices, membership on the Board and fiduciary positions in which Executive serves for the Company and each of its Subsidiaries and Affiliates.
9. Work Product. Executive’s employment duties may include creating, developing and/or inventing in areas directly or indirectly related to the Business of the Company or to a line of business that the Company may reasonably be interested in pursuing. If ownership of all right, title and interest to the legal rights in and to the Work Product will not vest exclusively in the Company, then, without further consideration, Executive assigns all presently-existing Work Product to the Company and agrees to assign, and automatically assigns, all future Work Product to the Company. The Company will have the right to obtain, and hold in its own name, copyrights, patents, design registrations, proprietary database rights, trademarks, rights of publicity and any other protection available in the Work Product. At the Company’s request, Executive agrees to perform, during or after Executive’s employment with the Company, any acts to transfer, perfect and defend the Company’s ownership of the Work Product, including, but not limited to (a) executing all documents (including a formal assignment to the Company) necessary for filing an application or registration for protection of the Work Product (an “Application”); (b) explaining the nature of the Work Product to persons designated by the Company; (c) reviewing Applications and other related papers; or (d) providing any other assistance reasonably required for the orderly prosecution of Applications. Executive agrees to provide the Company with a written description of any Work Product in which Executive is involved (solely or jointly with others) and the circumstances attendant to the creation of such Work Product.
10. License. During Executive’s employment and after Executive’s employment with the Company terminates, Executive grants to the Company an irrevocable, nonexclusive, worldwide, royalty-free license to (a) make, use, sell, copy, perform, display, distribute or otherwise utilize copies of the Licensed Materials; (b) prepare, use and distribute derivative works based upon the Licensed Materials; and (c) authorize others to do the same. Executive shall notify the Company in writing of any Licensed Materials Executive delivers to the Company.
11. Release. During Executive’s employment and after Executive’s employment with the Company terminates, Executive consents to the Company’s use of Executive’s image, likeness, voice or other characteristics in the Company’s products or services. Executive releases the Company from any causes of action that Executive has or may have arising out of the use, distribution, adaptation, reproduction, broadcast or exhibition of such characteristics.

12. Injunctive Relief. Executive agrees that, if Executive breaches Section 8 of this Agreement, (a) the Company would suffer irreparable harm; (b) damages would be difficult to determine, and money damages alone would be an inadequate remedy for the injuries suffered by the Company; and (c) if the Company seeks injunctive relief to enforce this Agreement, Executive hereby waives and will not (i) assert any defense that the Company has an adequate remedy at law with respect to the breach; (ii) require that the Company submit proof of the economic value of any Trade Secret or Confidential Information; or (iii) require the Company to post a bond or any other security. Nothing contained in this Agreement shall limit the Company’s right to any other remedies at law or in equity.
13. Payment of Defense Costs. If Executive is individually named as a defendant in a lawsuit relating to or arising out of Executive’s employment with the Company, then the Company agrees to pay the reasonable attorneys’ fees and expenses Executive incurs in defending such lawsuit (the “Defense Costs”). The Company will not pay any damages or any other sums or relief for which Executive is held liable. If Executive is held liable, then Executive agrees to reimburse the Company for all Defense Costs the Company paid to Executive or on Executive’s behalf. The Company’s obligation under this Section 13 shall not apply to any claim or lawsuit brought by the Company against Executive. Payment of the Defense Costs shall be the Company’s only obligation under this Section 13; provided, however, that nothing in this Section 13 shall be construed to limit either Party’s rights or obligations under any indemnification agreement or the Company’s organizational documents, as applicable.
14. Severability. The provisions of this Agreement are severable. If any provision of this Agreement is determined to be unenforceable, in whole or in part, then such provision shall be modified so as to be enforceable to the maximum extent permitted by law. If such provision cannot be modified to be enforceable, the provision shall be severed from this Agreement to the extent unenforceable. The remaining provisions and any partially enforceable provisions shall remain in full force and effect.
15. Attorneys’ Fees. In the event of litigation relating to this Agreement, the prevailing Party shall be entitled to recover attorneys’ fees and costs of litigation in addition to all other remedies available at law or in equity.
16. Waiver. Either Party’s failure to enforce any provision of this Agreement shall not act as a waiver of that or any other provision. Either Party’s waiver of any breach of this Agreement shall not act as a waiver of any other breach.
17. Entire Agreement. This Agreement constitutes the entire agreement between the Parties concerning the subject matter of this Agreement. This Agreement supersedes any prior communications, agreements or understandings, whether oral or written, between the Parties relating to the subject matter of this Agreement, including without limitation the Prior Agreement. Other than the terms of this Agreement, no other representation, promise or agreement has been made with Executive to cause Executive to sign this Agreement.

18. Amendments. This Agreement may not be amended or modified except in a writing signed by both Parties.
19. Successors and Assigns. This Agreement shall be assignable to, and shall inure to the benefit of, the Company’s successors and assigns, including, without limitation, successors through merger, name change, consolidation or sale of a majority of the Company’s stock or assets and shall be binding upon Executive. Executive shall not have the right to assign Executive’s rights or obligations under this Agreement. The covenants contained in Section 8 of this Agreement shall survive the termination of Executive’s employment with the Company, regardless of which Party causes the termination or the reason for the termination.
20. Governing Law. The laws of the State of Tennessee shall govern this Agreement. If Tennessee’s conflict of law rules would apply another state’s laws, the Parties agree that Tennessee law shall still govern.
21. No Strict Construction. If there is a dispute about the language of this Agreement, the fact that one Party drafted this Agreement shall not be considered in its interpretation.
22. Notice. Whenever any notice is required, it shall be given in writing addressed as follows:

To Company:	Attention: Chief Financial Officer
Education Realty Trust, Inc.
530 Oak Court Drive, Suite 300
Memphis, Tennessee 38117

To Executive:	Thomas Trubiana 3053 Windstone Way Germantown, Tennessee 38138
Notice shall be deemed given and effective when deposited in the U.S. mail, sent to the receiving party by electronic means or when actually received. Either Party may change the address to which notices shall be delivered or mailed by notifying the other party of such change in accordance with this Section.
23. Consent to Jurisdiction and Venue. Executive agrees that any claim arising out of or relating to this Agreement shall be brought in a state or federal court of competent jurisdiction in Tennessee. Executive consents to the personal jurisdiction of the state and/or federal courts located in Tennessee. Executive waives (a) any objection to jurisdiction or venue, or (b) any defense claiming lack of jurisdiction or improper venue in any action brought in such courts.
24. Affirmation. Executive acknowledges that Executive has carefully read this Agreement, Executive knows and understands its terms and conditions and Executive has had the opportunity to ask the Company any questions Executive may have had prior to signing this Agreement.

25. Compliance with Code Section 409A.
(a) It is intended that (i) each payment or installment of payments provided under this Agreement is a separate “payment” for purposes of Code Section 409A, and (ii) that the payments satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A, including those provided under Treasury Regulations 1.409A-1(b)(4) (regarding short-term deferrals), 1.409A-1(b)(9)(iii) (regarding the two-times, two (2) year exception) and 1.409A-1(b)(9)(v) (regarding reimbursements and other separation pay). Notwithstanding anything to the contrary herein, if the Company determines (i) that on the date of Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) or at such other time that the Company determines to be relevant, Executive is a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)(1)) of the Company, and (ii) that any payments to be provided to Executive pursuant to this Agreement are or may become subject to the additional tax under Code Section 409A(a)(1)(B) or any other taxes or penalties imposed under Code Section 409A if provided at the time otherwise required under this Agreement, then such payments shall be delayed until the date that is six (6) months after the date of Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) or, if sooner, the date of Executive’s death. Any payments delayed pursuant to this Section 25 shall be made in a lump sum on the first day of the seventh month following Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) or, if sooner, the date of Executive’s death. It is intended that Agreement shall comply with the provisions of Section 409A of the Code and the Treasury Regulations relating thereto so as not to subject the Executive to the payment of additional taxes and interest under Section 409A of the Code. In furtherance of this intent, this Agreement shall be interpreted, operated, and administered in a manner consistent with these intentions.
(b) In addition, to the extent that any reimbursement, fringe benefit or other, similar plan or arrangement in which the Executive participates during the term of Executive’s employment under this Agreement or thereafter provides for a “deferral of compensation” within the meaning of Section 409A of the Code, (i) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), and (ii) subject to any shorter time periods provided herein or the applicable plans or arrangements, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.

(c) By accepting this Agreement, Executive hereby agrees and acknowledges that neither the Company nor its Subsidiaries make any representations with respect to the application of Section 409A of the Code to any tax, economic or legal consequences of any payments payable to the Executive hereunder. Further, by the acceptance of this Agreement, the Executive acknowledges that (i) Executive has obtained independent tax advice regarding the application of Section 409A of the Code to the payments due to the Executive hereunder, (ii) Executive retains full responsibility for the potential application of Section 409A of the Code to the tax and legal consequences of payments payable to the Executive hereunder and (iii) the Company shall not indemnify or otherwise compensate the Executive for any violation of Section 409A of the Code that my occur in connection with this Agreement. The parties agree to cooperate in good faith to amend such documents and to take such actions as may be necessary or appropriate to comply with Code Section 409A.
[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement effective as of the Effective Date.

EDUCATION REALTY TRUST, INC.

By:
Name: Paul O. Bower
Title: President/Chief Executive Officer

Date:

Thomas Trubiana

Date: